Exhibit 99.1

ADM Board of Directors elects new member AT&T General Counsel David McAtee

CHICAGO, Nov. 6, 2024— ADM’s [NYSE: ADM] Board of Directors today announced that it has elected AT&T Inc. Senior Executive Vice President and General Counsel David R. McAtee II as its newest member. McAtee has served as AT&T’s worldwide General Counsel since 2015.

“David brings a critical perspective to ADM as we continue to evolve our company into the future,” said ADM Chair of the Board and CEO Juan Luciano. “He has a true depth of experience in government regulation, strategic planning, and data security, and has helped execute strategy through engagements with institutional investors and key government stakeholders. This expertise will be an invaluable source of guidance as ADM navigates our own path ahead.”

“ADM plays a critical role in helping feed the world,” said McAtee. “I’ve been impressed with the board and executive leadership team’s focus on this purpose through its guiding values of integrity and teamwork, and I look forward to advancing their mission.”

McAtee brings nearly a decade of experience advancing all legal matters at AT&T, including governance, M&A, strategic planning, finance, supply chain, government regulation, compliance, data security and shareholder engagement. He serves as a trusted advisor to AT&T’s executive leaders and board of directors across a variety of complex operational and strategic issues as the company has adapted to a rapidly evolving technological landscape and positioned itself for continued organic growth.

About ADM

ADM unlocks the power of nature to enrich the quality of life. We’re an essential global agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. We’re a premier human and animal nutrition provider, offering one of the industry’s broadest portfolios of ingredients and solutions from nature. We’re a trailblazer in health and well-being, with an industry-leading range of products for consumers looking for new ways to live healthier lives. We’re a cutting-edge innovator, guiding the way to a future of new consumer and industrial solutions. And we’re a leader in sustainability, scaling across entire value chains to help decarbonize the multiple industries we serve. Around the globe, our innovation and expertise are meeting critical needs while nourishing quality of life and supporting a healthier planet. Learn more at www.adm.com.

ADM Media Relations

Jackie Anderson

media@adm.com

312-634-8484

Source: Corporate Release

Source: ADM

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